IVAX Corporation 4400 Biscayne Boulevard Miami, FL 33137 Telephone: 305-575-6000

IVAX COMMENCES EXCHANGE OFFER FOR ITS 1.5% CONVERTIBLE SENIOR NOTES DUE 2024

     Miami – January 20, 2005 – IVAX Corporation (AMEX: IVX, LSE: IVX.L) announced today that it has commenced an offer to exchange up to $400 million principal amount of new notes with a “net share settlement” mechanism for its currently outstanding 1.5% convertible senior notes due 2024 (CUSIP numbers 465823AJ1 and 465823AH5, ISIN numbers US465823AJ17 and US465823AH50). Holders who exchange their old notes will receive new notes with the net share settlement feature and otherwise substantially similar terms to the old notes plus an exchange fee of $2.50 per $1,000 principal amount of their old notes validly tendered and accepted for exchange. The offer is not contingent upon the tender or exchange of any minimum principal amount of the old notes. The offer, however, is conditioned upon satisfaction of certain conditions.

     The exchange offer will expire at 12:00 midnight, New York City time, on February 16, 2005, unless extended or earlier terminated by IVAX. Old notes must be tendered on or prior to the expiration of the offer, and tendered old notes may be withdrawn at anytime on or prior to the expiration of the offer. Validly withdrawn old notes will be returned to the holder in accordance with the terms of the offer. Following the expiration of the offer and subject to the terms of the offer, IVAX will accept all old notes validly tendered and not validly withdrawn prior to the expiration of the offer and will issue the new notes in exchange promptly thereafter.

     Neither IVAX’ Board of Directors nor any other person makes any recommendation as to whether holders of old notes should choose to tender and exchange their old notes for new notes, and no one has been authorized to make such a recommendation.

     The old notes may be tendered for exchange only in accordance with the Offer to Exchange dated January 20, 2005 and the offer is subject to all the risks described therein. Investors and security holders may obtain the Offer to Exchange, the related Letter of Transmittal and other related offer materials through the information agent for the offer, MacKenzie Partners, Inc., 106 Madison Avenue, New York, New York 10016 (telephone number: 212-929-5500 (call collect) or 800-322-2885 (U.S. toll free)).

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The new notes will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

     HOLDERS OF IVAX’ OUTSTANDING 1.5% CONVERTIBLE SENIOR NOTES DUE 2024 AND OTHER INTERESTED PARTIES ARE URGED TO READ IVAX CORPORATION’S OFFER TO EXCHANGE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT IVAX CORPORATION AND THE EXCHANGE OFFER.

     Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may be obtained without charge at IVAX Corporation’s website, www.ivax.com or by directing a request to IVAX Corporation’s investor relations department at IVAX Corporation, Investor Relations, 4400 Biscayne Boulevard, Miami, Florida 33137.

     THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN EXCHANGE OFFER. THE EXCHANGE OFFER WILL BE ONLY PURSUANT TO AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS.

     Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “may,” “plans,” “will” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of IVAX Corporation and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond IVAX’ control. These include, but are not limited to, that the offer will not be consummated; that economic, competitive, and other factors may affect the Company and its operations; and the other risk factors detailed in reports filed by the Company with the Securities and Exchange Commission. IVAX cautions that the foregoing factors are not exclusive.

CONTACT:
David Malina
Director/Investor Relations & Corporate Communications
305.575-6043